                              Chapman and Cutler
                            111 West Monroe Street
                            Chicago, Illinois 60603

                                October 1, 1996


EVEREN Unit Investment Trusts,
a service of EVEREN Securities, Inc.
77 West Wacker Drive, 29th Floor
Chicago, Illinois 60601


     Re:  EVEREN Unit Investment Trusts Series 52
          ---------------------------------------


Gentlemen:

     We have served as counsel for EVEREN Unit Investment Trusts, a service of EVEREN Securities, Inc., as Sponsor and Depositor of EVEREN Unit Investment Trusts Series 52 (the "Fund"), in connection with the preparation, execution and delivery of the Trust Agreement dated the date of this opinion between EVEREN Unit Investment Trusts, a service of EVEREN Securities, Inc., as Depositor, and The Bank of New York, as Trustee, pursuant to which the Depositor has delivered to and deposited the Securities listed in the Schedule to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing all the Units of fractional undivided interest in, and ownership of, the Fund, created under said Trust Agreement.

     In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

          1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units of the Fund have been duly authorized; and

          2. The certificates evidencing the Units of the Fund, when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-12569) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                       Respectfully submitted,



                                       CHAPMAN AND CUTLER

                              Chapman and Cutler
                            111 West Monroe Street
                            Chicago, Illinois 60603

                                October 1, 1996


EVEREN Unit Investment Trusts,
a service of EVEREN Securities, Inc.
77 West Wacker Drive, 29th Floor
Chicago, Illinois 60601

The Bank of New York
101 Barclay Street
New York, New York 10286


     Re:  EVEREN Unit Investment Trusts, Series 52
          ----------------------------------------


Gentlemen:

     We have acted as counsel for EVEREN Unit Investment Trusts, a service of EVEREN Securities, Inc., as Sponsor and Depositor of EVEREN Unit Investment Trusts Series 52 (the "Fund"), in connection with the issuance of Units of fractional undivided interest in the Fund, under a Trust Agreement dated October 1, 1996 (the "Indenture") between EVEREN Unit Investment Trusts, a service of EVEREN Securities, Inc., as Depositor and Evaluator, and The Bank of New York, as Trustee. The Fund is comprised of two separate unit investment trusts, Defined Growth Strategy 5, Series 3 and Defined Growth Strategy 10, Series 3 (each a "Trust").

     In this connection, we have examined the Registration Statement, the Prospectus, the Indenture, and such other instruments and documents as we have deemed pertinent.

     The assets of each Trust will consist of a portfolio of equity securities (the "Equity Securities") as set forth in the Prospectus.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing United States Federal income tax law:

          (i) Each Trust is not an association taxable as a corporation but will be governed by the provisions of subchapter J (relating to Trusts) of chapter 1, Internal Revenue Code of 1986 (the "Code").

          (ii) A Unitholder will be considered as owning a pro rata share of each asset of the particular Trust in the proportion that the number of Units held by him bears to the total number of Units outstanding. Under subpart E, subchapter J of chapter 1 of the Code, income of a Trust will be treated as income of each Unitholder in the proportion described, and an item of Trust income will have the same character in the hands of a Unitholder as it would have in the hands of the Trustee. Each Unitholder will be considered to have received his pro rata share of income derived from each Trust asset when such income is considered to be received by a Trust. A Unitholder's pro rata portion of distributions of cash or property by a corporation with respect to an Equity Security ("dividends" as defined by Section 316 of the Code ) are taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits." A Unitholder's pro rata portion of dividends which exceed such current and accumulated earnings and profits will first reduce the Unitholder's tax basis in such Equity Security, and to the extent that such dividends exceed a Unitholder's tax basis in such Equity Security, shall be treated as gain from the sale or exchange of property.

          (iii) The price a Unitholder pays for his Units, generally including sales charges, is allocated among his pro rata portion of each Security held by a Trust (in the proportion to the fair market values thereof on the valuation date closest to the date the Unitholder purchases his Units), in order to determine his tax basis for his pro rata portion of each Security held by a Trust.

          (iv) Gain or loss will be recognized to a Unitholder (subject to various nonrecognition provisions under the code) upon redemption or sale of his Units, except to the extent an in kind distribution of stock is received by such Unitholder from a Trust as discussed below. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his Units. Before adjustment, such basis would normally be cost if the Unitholder had acquired his Units by purchase. Such basis will be reduced, but not below zero, by the Unitholder's pro rata portion of dividends with respect to each Equity Security which are not taxable as ordinary income.

          (v) If the Trustee disposes of a Trust asset (whether by sale, exchange, liquidation, redemption, payment on maturity or otherwise) gain or loss will be recognized to the Unitholder (subject to various nonrecognition provisions under the Code) and the amount thereof will be measured by comparing the Unitholder's aliquot share of the total proceeds from the transaction with his basis for his fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his Units (as of the date on which his Units were acquired) among each of the Trust assets of such Trust (as of the date on which his Units were acquired) ratably according to their values as of the valuation date nearest the date on which he purchased such Units. A Unitholder's basis in his Units and of his fractional interest in each Trust asset must be reduced, but not below zero, by the Unitholder's pro rata portion of dividends with respect to each Security which are not taxable as ordinary income.

          (vi) Under the Indenture, under certain circumstances, a Unitholder tendering Units for redemption may request an in kind distribution of Securities upon the redemption of Units or upon the termination of the Trust. As previously discussed, prior to the redemption of Units or the termination of a Trust, a Unitholder is considered as owning a pro rata portion of each of the particular Trust's assets. The receipt of an in kind distribution will result in a United States Unitholder receiving an undivided interest in whole shares of stock and possibly cash. The potential federal income tax consequences which may occur under an in kind distribution with respect to each Security owned by the Trust will depend upon whether or not a United States Unitholder receives cash in addition to Securities. A "Security" for this purpose is a particular class of stock issued by a particular corporation. A Unitholder will not recognize gain or loss if a Unitholder only receives Securities in exchange for his or her pro rata portion in the Securities held by the Trust. However, if a Unitholder also receives cash in exchange for a fractional share of a Security held by the Trust, such Unitholder will generally recognize gain or loss based upon the difference between the amount of cash received by the Unitholder and his tax basis in such fractional share of a Security held by the Trust. The total amount of taxable gains (or losses) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized under the rules described above by the redeeming Unitholder with respect to each Security owned by a Trust.

     Dividends received by a Trust which are attributable to a corporation owning Units in a Trust and which are taxable as ordinary income may be eligible for the 70% dividends received deduction pursuant to Section 243(a) of the Code, subject to the limitations imposed by Sections 246 and 246A of the Code. It should be noted that various legislative proposals that would affect the dividends received deduction have been introduced.

     Section 67 of the Code provides that certain itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by individuals only to the extent they exceed 2% of such individual's adjusted gross income. Temporary regulations have been issued which require Unitholders to treat certain expenses of a Trust as miscellaneous itemized deductions subject to this limitation.

     A Unitholder will recognize taxable gain (or loss) when all or part of the pro rata interest in a Security is either sold by the Trust or redeemed or when a Unitholder disposes of his Units in a taxable transaction, in each case for an amount greater (or less) than his tax basis therefor (subject to various non-recognition provisions of the Code).

     Any gain recognized on a sale or exchange will, under current law, generally be capital gain or loss.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including state or local taxes or collateral tax consequences with respect to the purchase, ownership and disposition of Units.


                                       Very truly yours



                                       Chapman and Cutler



MJK/cjw